Exhibit (10)(ii)

FIRST AMENDMENT

RULE 12b-1 DISTRIBUTION AND SERVICE PLAN

WHEREAS, the Pacific Global ETF Trust (the “Trust”) adopted, on December 11, 2018, a Rule 12b-1 Distribution and Service Plan (the “Plan”); and

WHEREAS, the Trust desires to amend the Plan, to add new series established under the Trust; and

WHEREAS, Paragraph 7 of the Plan allows for its amendment by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

NOW, THEREFORE, the Trust amends the Plan as follows:

1.           Exhibit A of the Plan is hereby superseded and replaced in its entirety with Exhibit A dated November 1, 2019, attached hereto.

2.           Except to the extent amended hereby, the Plan shall remain in full force and effect.

EXHIBIT A

(as of November 1, 2019)

Pacific Global US Equity Income ETF

Pacific Global International Equity Income ETF

Pacific Global Focused High Yield ETF

Pacific Global Senior Loan ETF